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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

          IRON MOUNTAIN INCORPORATED COMMENCES TENDER OFFER AND CONSENT
           SOLICITATION FOR 11-1/8% SENIOR SUBORDINATED NOTES DUE 2006


BOSTON, MA--March 23, 2001--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that it has commenced a cash tender offer and consent solicitation for all of the $130 million aggregate principal amount outstanding of its 11-1/8% Senior Subordinated Notes due 2006 (the "notes"). In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments to the indentures governing these notes.

The tender offer will expire at 12:00 midnight, New York City time, on Thursday, April 19, 2001, unless extended or earlier terminated (the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time, on April 5, 2001, unless extended or earlier terminated (the "Consent Date"). Holders tendering their notes will be required to consent to certain proposed amendments to the indenture governing the notes, which will eliminate certain covenants. Holders may not tender their notes without delivering consents or deliver consents without tendering their notes.

Holders who provide consents to the proposed amendments will receive a consent payment of $30 per $1,000 principal amount of notes tendered and accepted for purchase if they provide their consents on or prior to the Consent Date. The total consideration to be paid for each validly tendered note and delivered consent will be the greater of (i) $1,070.08 and (ii) a price based on a fixed spread of 50 basis points over the yield to maturity on the applicable reference U.S. Treasury Note. The consent payment is included in the foregoing calculation of total consideration. The yield to maturity of the reference U.S. Treasury Note used in the fixed spread formula will be set at 2:00 p.m., New York City time, on the Consent Date. Iron Mountain expects to pay the total consideration promptly after the Consent Date for notes validly tendered on or prior to Consent Date and accepted for purchase.

Holders who validly tender their notes after the Consent Date and prior to the Expiration Date are not entitled to the consent payment, and will receive as payment for their notes the total consideration minus the consent payment. Iron Mountain expects to make payment on notes validly tendered after the Consent Date and prior to the Expiration Date and accepted for purchase promptly after the Expiration Date. Holders who validly tender their notes will also be paid accrued and unpaid interest up to, but not including, the applicable payment date for their notes.



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IRON MOUNTAIN INCORPORATED COMMENCES TENDER OFFER / PAGE 2

Iron Mountain intends to finance the tender offer and consent solicitation with a portion of the net proceeds from its proposed offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2013, which was announced separately today. The completion of this financing is one of the conditions to Iron Mountain's obligations to accept notes for payment pursuant to the offer. The terms and conditions of the tender offer and consent solicitation, including Iron Mountain's obligation to accept the notes tendered and pay the purchase price and consent payments, are set forth in Iron Mountain's Offer to Purchase and Consent Solicitation Statement, dated March 23, 2001. Iron Mountain may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitation.

Iron Mountain has retained Bear, Stearns & Co. Inc. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Requests for documents may be directed to Malcon Proxy Advisors, Inc., the Information Agent at (212) 619-4593. Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc. at (877) 696-2327.

This announcement shall not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated March 23, 2001.

Iron Mountain Incorporated is the global leader in records and information management services. Iron Mountain currently provides services to over 125,000 customer accounts, including more than half of the Fortune 500, in 77 markets in the United States and 40 markets outside of the United States. The Company operates over 625 records management facilities in North America, Europe and Latin America.







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